Exhibit 99.1

SPEAR & JACKSON, INC. ANNOUNCES NOTICE

OF JACUZZI BRANDS, INC.’S SALE OF ITS CONTROLLING BLOCK OF

COMMON SHARES TO UNITED PACIFIC INDUSTRIES LTD.

Chicago, Illinois.--(BUSINESS WIRE) March 27, 2006. Spear & Jackson, Inc. (OTC PINK SHEETS: SJCK) (“Spear & Jackson”) has been advised by Jacuzzi Brands, Inc. (NYSE: JJZ) (“Jacuzzi”), Spear & Jackson’s majority shareholder, that it has concluded a contract with United Pacific Industries, Ltd. (“UPI”), a company which trades on the Hong Kong Stock Exchange, to sell all of its 3,543,281 (approximately 62%) common shares of Spear & Jackson to UPI. Spear & Jackson has not reviewed the agreement between Jacuzzi and UPI, but, according to the Jacuzzi press release issued March 24, 2006, the transaction involved a payment by UPI to Jacuzzi of $1.40 per share, for an aggregate purchase price of $4,960,593.00. The press release also indicated that the transaction is subject to a number of closing conditions, including certain regulatory approvals. Spear & Jackson believes these regulatory approvals are to include approval by the U.K. Pension Regulator.

The Jacuzzi press release did not reference any requirement by UPI to purchase or tender for the other shares of the Spear & Jackson shareholders.

On March 15, 2006, Spear & Jackson and Jacuzzi received a non-binding merger proposal from Rosewood Partnership LLP (“Rosewood”), a U.K. private equity company, which, if consummated, would result in the acquisition of all the outstanding shares of Spear & Jackson. Rosewood offered to purchase Spear & Jackson shares for $2.25 per share, subject to certain conditions including approval by Spear & Jackson’s shareholders, including Jacuzzi, and receipt of regulatory approval by the U.K. Pension Regulator, as well as other customary closing conditions. The Spear & Jackson Board of Directors has not had a full opportunity to evaluate the Rosewood proposal, due to its apparent rejection by Jacuzzi, whose consent was a prerequisite to the merger. Spear & Jackson has been informed by Rosewood that it will continue to re-evaluate its proposal.

Spear & Jackson, Inc., through its principal operating entities, manufactures and distributes a broad line of hand tools, lawn and garden tools, industrial magnets and metrology tools, primarily in the United Kingdom, Europe, Australia, North and South America, Asia and the Far East.

Disclosure Concerning Forward-Looking Statements

Any forward-looking statements made within this release including the Company’s current expectations with respect to future market conditions, future operating results and other plans, represent management’s best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation

Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company’s filings with the Securities and Exchange Commission could cause our actual results during the remainder of 2006 and in the future years to differ materially from those expressed in this press release.

Contact Info:	John R. Harrington, Jr.
312-765-2682